EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) dated November 30, 2020 pertaining to the 128 Technology, Inc. Amended and Restated 2014 Equity Incentive Plan of our reports dated February 20, 2020, with respect to the consolidated financial statements and schedule of Juniper Networks, Inc. and the effectiveness of internal control over financial reporting of Juniper Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
November 30, 2020